Exhibit 99.1

Contact: Ann Kaesermann Vice President – Accounting & Investor Relations, CAO investors@mrcorp.com (713) 495-3100 NEWS RELEASE

Mission Resources Completes the Evaluation of Strategic Alternatives;

Will Expand Exploration and Acquisition Programs

HOUSTON, September 27, 2004 — Mission Resources Corporation (Nasdaq:MSSN) announced today that the evaluation of strategic alternatives designed to enhance stakeholder value has been completed. The process involved 1) a top-to bottom review of the existing asset base and opportunity set, 2) an assessment of the markets: commodities, transaction, debt and equity, and 3) an evaluation of Mission’s strengths and challenges in the current environment.

“A wide range of potential options has been considered in these last two months,” said Robert L. Cavnar, Mission’s Chairman, President and Chief Executive Officer. “We have concluded that our existing asset base remains under-exploited and that we have a strong menu of internal opportunities to create value for the Company. We have also determined that the potential exists for us to acquire desirable assets. In addition, we recognize the availability of debt and equity capital, if needed, to finance attractive growth opportunities.”

“Our action plan is to move forward as follows: 1) expand our exploration program in our core areas, 2) aggressively pursue acquisitions of producing properties, 3) hedge as appropriate to protect our investments, 4) continue to divest non-core properties for good value, 4) expand bank facilities as needed while maintaining discipline in our capital structure, and 5) maintain an opportunistic posture.”

Mission Resources Corporation is a Houston-based independent exploration and production company that drills for, acquires, develops and produces natural gas and crude oil primarily in the Permian Basin (in West Texas and Southeastern New Mexico), along the Texas and Louisiana Gulf Coast and in both the state and federal waters of the Gulf of Mexico.

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the Securities and Exchange Commission. Mission undertakes no duty to update or revise these forward-looking statements.

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Mission Resources Corporation    1331 Lamar, Suite 1455    Houston, Texas 77010    www.mrcorp.com